Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

February 5, 2014

NASDAQ: THST

Truett-Hurst Inc. Reports Second Quarter Fiscal Year 2014 Financial Results

Healdsburg, California (February 5, 2014) – Truett-Hurst Inc. (NASDAQ: THST), an innovative and fast growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California, today reported fiscal year 2014 financial results for its second quarter and six months ended December 31, 2013.

“Q2 Sales were up 76%, gross margins were up 8% compared to the same prior year’s period and we were profitable for the quarter and year-to-date. We continue to execute our business plan including the launch of innovative products, growth of our direct to consumer business and growth of our brands. Wine quality is better than ever and we received great scores recently from the Wine Spectator and Robert Parker. I’m very proud of our team’s work” said Phillip L. Hurst, Truett-Hurst’s CEO.

Sales: Significant growth was seen in all sales channels. Wholesale net sales increased 95% and 30% in the second quarter and first six months of fiscal 2014 compared to the same prior year periods and was attributable to the introduction of Paper Boy, Colby Red, continued sales of California Square, our Evocative Wrap programs, growth in our existing broad market distributed brands (Bradford Mountain and Healdsburg Ranches) and the introduction of VML to this channel. Direct to consumer net sales for our Truett-Hurst and VML branded wines increased 44% and 34% for the second quarter and first six months of fiscal 2014 compared to the same prior year periods and was attributable to our focused efforts to grow the business through wine club sales and leveraging marketing efforts which drove traffic to our tasting rooms. Internet net sales increased 33% and 67% in the second quarter and first six months of fiscal 2014 compared to the same prior year periods and was attributable to increased website traffic and sales mix with higher priced, limited production wines.

Gross Margins: The Company achieved gross profit margins of 35.4% and 34.4% of net sales for the quarter and six months ended December 31, 2013 representing respectively a 270 and 230 basis point improvement compared to the prior-year periods. The wholesale channel’s gross margins increased 400 basis points and 250 basis points respectively and was attributable to new brand introductions at higher price points and the reduction of lower margin wine sales. Direct to consumer channel’s gross margins increased 980 and 320 basis points respectively and was attributable to reduced discounting, and selected price increases associated with vintage transitions. Internet channel’s gross margins decreased 810 and 440 basis points respectively as we focused on top line and gross profit objectives through the sale of higher priced wines.

Truett-Hurst • PO BOX 1532 • HEALDSBURG • CA • 95448 • F: 707. 431.4423 • email: ir@truetthurstinc.com

Reports Second Quarter Fiscal Year 2014 Financial Results

Operating Income: Operating income was $0.1 million and $0.03 million for the second quarter and first six months of fiscal 2014 compared to a net operating loss of $0.5 million and $0.01 million for the same prior year periods.

Sales and marketing expense totaled $1.3 million and $2.3 million for the second quarter and first six months of fiscal 2014 compared to $0.9 million and $1.6 million for the same prior year periods. Sales and marketing expense as a percent of net sales totaled 21.3% and 20.5% for the second quarter and first six months of fiscal 2014 compared to 25.8% and 19.3% for the same prior year periods. General and administrative expense totaled $0.7 million and $1.5 million for the second quarter and first six months of fiscal 2014 compared to $0.7 million and $1.1 million for the same prior year periods. General and administrative expense as a percent of net sales totaled 11.8% and 13.6% for the second quarter and first six months of fiscal 2014 compared to 21.9% and 12.9% for the same prior year periods.

James D. Bielenberg, CFO of Truett-Hurst, Inc., states “We are pleased with our sales growth and continue to invest in infrastructure (people, systems, distribution sales programs) to support our company’s evolution. Greater expense leverage as a percent of sales can be expected as we work towards attaining critical mass.”

Mr. Bielenberg concluded, “Based upon our second quarter results and current projections we are providing updated fiscal 2014 annual guidance which assumes there’s no deterioration in the U.S. economy.”

Updated Fiscal 2014 Guidance

Based upon our current expectations and estimates regarding future results, and subject to the factors described in the Forward-Looking Statements section of this release, which represent risks to this forecast, our updated annual guidance for fiscal 2014 is as follows:

•	net sales between $24 million and $28 million
•	gross margin between 31% and 34%
•	operating expenses between $7.6 million and $8.3 million

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.

Reports Second Quarter Fiscal Year 2014 Financial Results

Note Regarding Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements for the six-month period ended December 31, 2013 and the June 30, 2013 balance sheet, include the results of Truett-Hurst, Inc. and its consolidated subsidiaries: H.D.D. LLC and The Wine Spies, LLC. The unaudited condensed consolidated financial statements for the six-month period ended December 31, 2012 reflect the results of the LLC and Wine Spies. Truett-Hurst, Inc.’s fiscal 2013 period is from June 26, 2013 to June 30, 2013 due to the completion of the Company’s initial public offering on June 25, 2013.

Conference Call Details

Truett-Hurst Inc. will conduct a conference call at 10:00 a.m. Pacific Time or 1:00 p.m. Eastern Time, on February 6, 2014 to discuss its second quarter fiscal 2014 results for the period ended December 31, 2013. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.877.870.4263, Canada Toll Free: 1.855.669.9657 or International Toll: 1.412.317.0790 and request Truett-Hurst Second Quarter of Fiscal 2014 Results Call. The webcast link is: http://www.videonewswire.com/event.asp?id=97911.

A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial US Toll Free:  1.877.344.7529 or International Toll: 1.412.317.0088 and enter conference number: 10040418.  The call will be available one hour after the end of the conference call through February 17, 2014 at 9:00 am ET.

About Truett-Hurst Inc.

Truett-Hurst Inc. (NASDAQ: THST) is an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Our corporate website is www.truetthurstinc.com. Our principal executive offices are located at 4035 Westside Road, Healdsburg, California 95448, and our telephone number is 707.431.4423. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (“JOBS Act”), a small reporting company as defined by Section 15(d) of the Exchange Act, and a controlled company as defined by the corporate governance rules of NASDAQ.

Forward-Looking Statements

This press release and our earnings conference call for the second quarter ended December 31, 2013 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, and other guidance for fiscal 2014, ended June 30, 2014 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine could harm our business; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reports Second Quarter Fiscal Year 2014 Financial Results

This press release should be read in conjunction with our most recent annual report on Form 10-K filed on September 27, 2013, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements unless otherwise required by law.

For more information, contact:	For more information, contact:

Truett-Hurst Inc.	Truett-Hurst Inc.’s Investor Relations

James D. Bielenberg,	Wil Lindgren,
Chief Financial Officer	Director of Reporting and Finance
Phone: 707.431.4423	Phone: 707.431.4436
Fax: 707.395.0289	Fax: 707.395.0289

Email: james@truetthurstinc.com	Email: ir@truetthurstinc.com

Reports Second Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Quarters Ended December 31,		Six-Month Periods Ended December 31,
	2013	2012	2013	2012

Sales	$6,141	$3,508	$11,677	$8,811
Less excise tax	(145)	(97)	(295)	(250)
Net sales	5,996	3,411	11,382	8,561

Cost of sales	3,875	2,294	7,472	5,816

Gross profit	2,121	1,116	3,910	2,746

Operating expenses:
Sales and marketing	1,280	881	2,330	1,648
General and administrative	707	746	1,547	1,105
Bulk wine sales, net (gain) loss	(1)	2	(1)	-
Total operating expenses	1,986	1,630	3,876	2,754
Income (loss) from operations	135	(513)	34	(8)
Other income (expense):
Interest expense	(39)	(59)	(81)	(180)
Changes in fair value of warrant and interest rate swap	51	(68)	48	(75)
Loss on foreign currency	(4)	-	(18)	-
Total other expense	8	(127)	(51)	(255)
Income (loss) before income taxes	143	(640)	(17)	(262)
Income tax expense	32	1	11	2
Net income (loss) before non-controlling interests	111	(641)	(28)	(264)
Less: Net loss attributable to non-controlling interest: The Wine Spies, LLC	(37)	(27)	(61)	(48)

Net income (loss) attributable to Truett-Hurst, Inc. and H.D.D. LLC	148	$(614)	33	$(216)
Less: Net income attributable to non-controlling interest: H.D.D. LLC	108		26
Net income attributable to Truett-Hurst, Inc.	$40		$7

Net earnings per share:
Basic	$0.01		$0.00
Diluted	$0.01		$0.00

Weighted average shares used in computing net earnings per share:
Basic	2,700,462		2,700,230
Diluted	2,947,390		2,947,158

Reports Second Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2013	June 30, 2013
ASSETS	(unaudited)
Current assets:
Cash	$7,499	$11,367
Accounts receivable	2,557	2,816
Inventories	17,350	13,222
Other current assets	658	245
Total current assets	28,064	27,650
Property and equipment, net	5,664	5,383
Goodwill	134	134
Intangible assets, net	674	706
Other assets, net	343	259
Total assets	$34,879	$34,132

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$7,270	$6,887
Accounts payable	1,981	2,123
Accrued expenses	1,480	1,710
Due to related parties	780	71
Current portion of deferred taxes	107	96
Current maturities of related party notes	72	70
Current maturities of long-term debt	252	250
Total current liabilities	11,942	11,207

Deferred rent liability	54	53
Deferred taxes, net of current portion	127	127
Related party notes, net of current maturities	31	67
Long-term debt, net of current maturities	3,328	3,454
Total liabilities	15,482	14,908

Commitments and contingencies (Note 8)

Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized and zero issued and outstanding	-	-
Class A common stock, par value of $0.001 per share, 7,000,000 authorized and 2,714,000 issued and outstanding at December 31, 2013 and 2,700,000 at June 30, 2013	3	3
Class B common stock, par value of $0.001 per share,1,000 authorized and 10 issued and outstanding	-	-
Additional paid-in capital	11,178	10,977
Accumulated deficit	(3,460)	(3,467)
Total Truett-Hurst, Inc. equity	7,721	7,513
Non-controlling interests	11,676	11,711
Total equity	19,397	19,224
Total liabilities and stockholders' equity	$34,879	$34,132

Reports Second Quarter Fiscal Year 2014 Financial Results

TRUETT-HURST INC. AND SUBSIDIARIES

(Prior to June 26, 2013, H.D.D. LLC and Subsidiary)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six-Month Periods Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(28)	$(264)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	257	192
Deferred rent	1	(2)
Deferred taxes	11	-
Contributed rent	-	36
Loss (gain) on fair value of warrant and interest rate swap	(48)	75
IPO related costs	-	(41)
Stock-based compensation	202	-

Changes in operating assets and liabilities, net
Accounts receivable	259	216
Inventories	(4,128)	(3,423)
Bulk wine deposit	-	333
Other current assets	(365)	13
Accounts payable and accrued expenses	(372)	192
Net cash used in operating activities	(4,211)	(2,674)

Cash flows from investing activities:
Acquisition of property and equipment	(465)	(583)
Acquisition of intangible and other assets	(126)	(34)
Acquisition of The Wine Spies, LLC	-	(275)
Net cash used in investing activities	(591)	(892)

Cash flows from financing activities:
Net proceeds from (repayments on) line of credit	383	3,949
Advances from related parties	709	828
Payments on related party notes	(34)	(433)
Proceeds from long-term debt	-	3,526
Payments on long-term debt	(124)	(3,486)
Payments on amount due factor	-	(869)
Net cash provided by financing activities	934	3,515
Net decrease in cash	(3,868)	(51)
Cash at beginning of period	11,367	167
Cash at end of period	$7,499	$116

Supplemental disclosure of non-cash transactions
Contributed rent for membership interest	$-	$36